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                          May 14, 2024

       Ordan Trabelsi
       Chief Executive Officer
       SuperCom Ltd
       3 Rothschild Street
       Tel Aviv, 6688106, Israel

                                                        Re: SuperCom Ltd
                                                            Registration
Statement on Form F-1
                                                            Filed May 6, 2024
                                                            File No. 333-279147

       Dear Ordan Trabelsi:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing